Exhibit 11
               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

              SCHEDULE COMPUTING CONSOLIDATED NET LOSS PER SHARE
                       APPLICABLE TO COMMON SHAREHOLDERS
                 (dollars in thousands, except per share data)

                                       Three Months               Nine Months
                                   Ended September 30,         Ended September 30,
                                     1996        1995            1996        1995
                                     ----        ----            ----        ----
Common shares outstanding
-------------------------
Common shares outstanding at
 beginning of period (1)        126,824,589   129,029,524   130,260,228   128,306,436
    Add issuances                94,818,120       778,680    97,182,481     1,501,768
    Less treasury share              -         (5,800,000)   (5,800,000)   (5,800,000)
                                -----------   -----------   -----------   -----------
Common shares outstanding at
 end of period                  221,642,709   124,008,204   221,642,709   124,008,204
                                ===========   ===========   ===========   ===========

                                      Three Months                  Nine Months
                                   Ended September 30,          Ended September 30,
                                     1996        1995             1996        1995
                                     ----        ----             ----        ----
Net loss per share applicable to
--------------------------------
common shareholders
-------------------
Weighted average number of
 common shares outstanding     190,697,000   129,319,000     147,455,000   129,005,000
                               ===========   ===========     ===========   ===========
Net loss                         $(144,124)     $(67,239)      $(323,044)    $(195,975)
Dividends on preferred stock        (7,460)       (7,701)        (21,992)       (7,701)
                                  --------       -------        --------      --------
Net loss applicable to common
 shareholders                    $(151,584)     $(74,940)      $(345,036)    $(203,676)
                                  ========       =======        ========      ========
Net loss per share applicable
 to common shareholders           $  (0.79)     $  (0.58)       $  (2.34)     $  (1.58)
                                  ========      ========        ========      ========
_______________________________________________________________________________________
(1) All share data has been stated reflecting the common stock split in 1996.